PROSPECTUS SUPPLEMENT NO. 2                     Filed pursuant to Rule 424(b)(3)
(To Prospectus dated March 11, 2003)                  Registration No. 333-89166

                              ALFACELL CORPORATION

                                2,879,276 Shares
                                  Common Stock

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This Prospectus Supplement No. 2 supplements and amends the Prospectus dated
March 11, 2003 relating to the offering of an aggregate 2,879,276 shares of our common stock by our securityholders.

The following paragraph is added to the subsection "Liquidity and Capital Resources" under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations":

      "We recently completed a private placement including common stock and common stock purchase warrants to an institutional investor raising gross proceeds of $1.5 million. The investor has purchased an aggregate of 1,704,546 shares of Common Stock and warrants to purchase an additional 852,273 shares of Common Stock at an exercise price of $1.50 per share. We expect to file a shelf registration statement for the resale of the Common Stock and the Common Stock underlying the Warrants with the Securities and Exchange Commission. In addition, in the event our stockholders approve an increase in the number of shares of Common Stock authorized at the next annual meeting, the investor shall also receive, for no additional consideration, a warrant to purchase an additional $1,500,000 in our securities."

The Prospectus, together with Prospectus Supplement No. 1 and this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of our common stock. All reference in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this Prospectus Supplement is September 18, 2003.